News Release	MEDIA CONTACT:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Appoints Lisa B. Binder President and COO;

President and CEO Paul Beideman to Assume Chairman Role

GREEN BAY, Wis. – January 16, 2006 – Associated Banc-Corp (NASDAQ: ASBC) announced today the appointment of Lisa B. Binder, 49, to the new role of president and chief operating officer. She will assume the position on January 29.

At the same time, Paul S. Beideman, Associated president and CEO since 2003, will remain as CEO and assume the additional responsibility as chairman of the Associated Banc-Corp Board of Directors, succeeding Robert C. Gallagher who will become the lead director of the board. Gallagher has served as chairman of the board since January 2003, president and chief executive officer from April 2000 to January 2003, and held other leadership positions within Associated dating back to 1982.

“We are very grateful to Bob for his leadership through this decision process, and as we go forward we will continue to rely on his advice and guidance as lead director of the board,” Beideman said.

Binder most recently held the position of group executive vice president and director of retail banking for the Mid-Atlantic and Midwest Regions of Citizens Financial Group, a $164 billion commercial bank holding company. That included leadership of Citizens’ branches in Pennsylvania, Delaware, New Jersey and New York. It also encompassed the Midwest region including Charter-One branches in Ohio, Indiana, Michigan and Illinois. Prior to that she held various executive positions at Citizens and Mellon Financial, including responsibility for business banking, commercial banking, retail banking, mortgage and investment management, as well as related operations and support areas. She holds a master’s degree in business administration with a concentration in finance and marketing from Wilkes University and a bachelor’s degree in business management from Allentown College of St. Francis de Sales.

“We are very fortunate to be adding a person of Lisa’s caliber to strengthen our management team. Her experience and abilities will certainly enhance the achievement of our long-term strategic objectives,” Beideman said. “Associated is 40 percent larger than it was just a few years ago and this move aligns our executive leadership structure appropriately with that growth and our future plans,” he added.

Beideman and Binder previously worked together at Mellon Financial Corp prior to Beideman joining Associated in 2003. “I know Lisa well, and have a great deal of trust and confidence in her judgment and leadership skills. Lisa brings a wealth of industry leadership experience to Associated, and she’ll be a tremendous asset to our organization,” Beideman said.

“I am excited to be joining this fast-growing, innovative company, and to work with Paul and his management team,” Binder said. She will reside in the Milwaukee area, one of Associated’s largest markets. Beideman’s office will continue to be located at the corporation’s headquarters in Green Bay.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 315 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.